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                                                                EXHIBIT 10(ff)




                    MORTGAGE LOAN SUBSERVICING AGREEMENT

         THIS MORTGAGE LOAN SUBSERVICING AGREEMENT ("Agreement") is made as of close of business on the Approval Date, by and between CHEMICAL MORTGAGE COMPANY, an Ohio corporation, with offices at 200 Old Wilson Bridge Road, Worthington, Ohio 43085-8500 ("Servicer") and SOURCE ONE MORTGAGE SERVICES CORPORATION, with offices located at 27555 Farmington Road, Farmington Hills, Michigan 48334-3357 ("Subservicer").

                                    RECITALS

A. WHEREAS, Subservicer is engaged as an independent contractor in the business of servicing loans and performs servicing functions for various investors;

B. WHEREAS, Servicer has contracted with Subservicer to perform the administration and subservicing of certain mortgage loans ("Mortgage Loans") the servicing rights to which were purchased by Servicer from Subservicer pursuant to a FNMA/FHLMC/GNMA Mortgage Servicing Purchase and Sale Agreement between Servicer and Subservicer, dated as of February 28, 1997 ("Sale Agreement"); and

C. WHEREAS, pursuant to the terms of such Sale Agreement, Subservicer shall perform the servicing obligations on the Mortgage Loans during the Subservicing Period in accordance with the terms of this Agreement; and

D. WHEREAS, such servicing obligations shall be performed under Servicer's seller/servicer identification numbers; and

E. WHEREAS, Servicer and Subservicer desire to formalize and state the terms and conditions which shall govern the subservicing and administration of such Mortgage Loans by Subservicer.

         NOW, THEREFORE, the parties agree as follows:

1.       DEFINITIONS

         The following terms shall have the meaning set forth after each:

         1.1 Accepted Practices. Prudent mortgage banking practices for similar loans.

         1.2 Advances. All customary and necessary out-of-pocket costs and expenses incurred in accordance with Agency Requirements and the Loan Documents with regard to performance by Subservicer of its subservicing obligations, including, but not limited to, advances of principal, interest (including Shortfall Interest), taxes, insurance, foreclosure and bankruptcy expenses and guarantee fees.
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         1.3     Agency:  FNMA, FHLMC and/or GNMA, individually and
collectively, as applicable.

         1.4 Agency Requirements: The rules, regulations, announcements, notices, directives and instructions of the Agency, as applicable, including, without limitation, the Agency contracts or commitments (which contracts or commitments incorporate by reference all applicable Agency Selling and Servicing Guides and the underlying FHA and/or VA rules, regulations and requirements) with respect to the Mortgage Loans, and any revisions to same.

         1.5 Ancillary Fees: Reasonable and customary fees acceptable to the Agencies and collected by servicers as income incidental to the servicing of the Mortgage Loans such as late fees, insurance administration fees and commissions, processing fees and assumption fees, which Ancillary Fees shall not, without the consent of Servicer (which consent shall not be unreasonably withheld as to inflationary increases in fee amount or as to an additional fee type dictated by the Agencies), exceed, in fee amount or type, the fees charged by Subservicer as of November 28, 1996.

         1.6 Applicable Law: All federal, state and local laws, rules and regulations, as amended from time to time, applicable to the Mortgage Loans, the Servicing, Subservicer and/or the performance by Subservicer of its duties hereunder including but not limited to the Truth in Lending Act, the Real Estate Settlement Procedures Act ("RESPA" including the provisions set forth in the regulations enacted under the Cranston-Gonzalez amendment), The Fair Credit Reporting Act, The Equal Credit Opportunity Act, The Flood Disaster Protection Act and laws relative to escrow administration, usury, due on sale and loan servicing.

         1.7 Borrower. Any person obligated under the promissory note or other instruments evidencing and securing a Mortgage Loan.

         1.8 Business Day. A day or a portion thereof during which both Servicer and Subservicer are open for business, other than Saturday or Sunday, or any legal holiday.

         1.9 Custodial Account[s]. The accounts maintained in accordance with Applicable Law and Agency Requirements for the deposit of principal and interest payments in respect of one or more Mortgage Loans.

         1.13 Escrow Account[s]. Any amounts collected from a Borrower for the purpose of paying, on behalf of the Borrower, hazard insurance premiums, mortgage insurance premiums, taxes, assessments and other similar items as required or permitted under the Loan Documents.

         1.10    FNMA.  The Federal National Mortgage Association.

         1.11    FHLMC.  The Federal Home Loan Mortgage Corporation.





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         1.12    GNMA.  The Government National Mortgage Association.

         1.14    Investor.  FNMA, FHLMC and/or GNMA, as applicable.

         1.15 Mortgage Loan[s]. The conventional and government mortgage loans, the Servicing associated therewith being the subject of this Agreement and having been transferred from Subservicer to Servicer pursuant to the Sale Agreement, a listing of which is attached hereto as Exhibit A.

         1.16 Loan Documents. Any promissory note, deed of trust, mortgage, assignment, guaranty, title insurance policy, mortgage insurance policy, or other instrument or document executed, issued or obtained in connection with a Mortgage Loan.

         1.17 Mortgaged Property. The property which is the subject of each security agreement, mortgage or deed of trust securing repayment of the debt evidenced by the Loan Documents.

         1.18 REO (Real Estate Owned). Properties acquired through foreclosure or by acceptance of a deed in lieu of foreclosure on behalf of Servicer or the Investor.

         1.19    Sale Agreement.  As defined in the recitals.

         1.20    Servicing.  As defined in the Sale Agreement.

         1.21 Shortfall Interest. The Mortgage Loan curtailment or payoff interest which is required to be paid to the Agency but which the Borrower is not obligated to pay.

         1.22 Subservicing Accounts: The Escrow Accounts and Custodial Accounts established pursuant to this Agreement.

         1.23 Subservicing Fee: The compensation to be paid to Subservicer for subservicing performed under this Agreement which shall be equal to Five Dollars ($5.00) per each Mortgage Loan for which the Investor is FNMA or FHLMC, and Six Dollars ($6.00) per each Mortgage Loan for whom GNMA is the Investor, in existence on the first day of each month during the term of this Agreement.

         Defined terms used in this Agreement but not defined herein, shall have the meanings ascribed to such terms in the Sale Agreement.

2.       SUBSERVICING DUTIES

         Subservicer shall have the following obligations with respect to all Mortgage Loans:





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         2.1     General Servicing Responsibilities.  Subservicer shall
undertake all actions, with regard to the servicing and administration of the Mortgage Loans, whether or not specifically outlined in this Agreement, including, but not limited to, the advancing of funds, all in accordance with the terms and conditions of the Loan Documents, Agency Requirements, Applicable Law and this Agreement. Such actions shall be undertaken in accordance with Accepted Practices. To the extent of any conflict between the terms and conditions of this Agreement and the Agency Requirements, the Agency Requirements shall control.

         As to vendors utilized by Subservicer in connection with the performance of its obligations hereunder, whose services earn fees in excess of $500,000 per year, Subservicer shall obtain the written approval of Servicer to any change from a vendor currently utilized by Subservicer, which approval shall not be unreasonably withheld. Servicer has approved all vendors utilized by Subservicer as of the date of execution of this Agreement. Attached hereto as Exhibit B is a list of such vendors which have been approved by Servicer.

         2.2 Collections. Subservicer shall proceed diligently to collect all sums which become due under the Loan Documents as if Subservicer were servicing the Mortgage Loans for its own account, including without limitation principal, whether or not prepaid, interest, late charges, prepayment fees, private mortgage insurance premiums, fire, flood, earthquake and other hazard insurance premiums, and taxes, assessments and other similar charges, all in accordance with Agency Requirements. Concerning Mortgage Loans for which the Subservicer drafts monthly payments electronically from the Borrower's bank account, such drafting occurs in compliance with Agency Requirements, and the applicable agreement with the Borrower.

         2.3     Insurance.

         A. Subservicer shall undertake all actions necessary to ensure that fire, flood, earthquake and other hazard insurance required by the Agency is maintained by each Borrower on the Mortgaged Property in accordance with Agency Requirements. Where any such required insurance coverage is allowed to lapse, whether or not due to Borrower's fault or negligence, Subservicer shall, immediately upon knowledge of such lapse, promptly obtain new insurance in accordance with Agency Requirements and the Loan Documents. Subservicer shall maintain records of all such insurance coverage in accordance with Agency Requirements.

         B. Upon receiving notice of any event which constitutes a loss under any policy of insurance relative to a Mortgage Loan, Subservicer shall undertake appropriate action, including the filing of all necessary claims, to permit full recovery of such loss under the policy of insurance. If a claim ("Claim") is made under a fire, flood, earthquake or other hazard insurance policy, Subservicer is authorized to settle such Claim, collect the insurance proceeds,





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                 make any arrangements with respect to restoration or
                 rehabilitation of the Mortgaged Property and disburse insurance proceeds in accordance with Agency Requirements, the Loan Documents and Applicable Law. Subservicer will cause an inspection(s) to be made so as to assure itself that the Mortgaged Property has been satisfactorily repaired in accordance with Agency Requirements and shall, if the loss is in excess of $5,000, secure a statement from the Borrower indicating satisfaction with the repairs.

         C. Any Mortgage Loan involved with any type of optional insurance has been properly serviced, including, without limitation, the proper application and collection of premiums, the maintenance of complete and accurate records, processing and payment of claims and the handling of correspondence.

         2.4 Escrow Accounts. Subservicer shall take all actions necessary to ensure that each Mortgage Loan Escrow Account is maintained in an FDIC insured depository institution in accordance with Agency Requirements and Applicable Law. Subservicer shall be responsible for all matters relating to the administration of the Escrow Accounts, including without limitation: the deposit of funds to the Escrow Accounts no later than the next Business Day after receipt; the disbursement of funds to the proper parties when and if due in payment of the items for which such Escrow Accounts are established; payment of interest to Borrowers on funds deposited into such Escrow Accounts to the extent required by Applicable Law (and Subservicer shall receive reimbursement from the Servicer for its payment of interest to Borrowers on funds deposited into such Escrow Account in accordance with this Agreement); and maintenance of all books and records with respect to such Escrow Accounts, all in accordance with Applicable Law and Agency Requirements. Servicer shall have the right to all income and other benefits derived from the Escrow Accounts. The Escrow Accounts shall be held in an institution designated by Servicer, established in the name of Servicer and titled as mutually agreed by the parties for the benefit of Servicer, the Agency and the Borrowers, as their interests appear. Servicer shall permit Subservicer to have access to such Escrow Accounts to make deposits and disbursements in accordance with the terms of this Agreement. Subservicer shall provide all statements with regard to such Escrow Accounts as required in compliance with Applicable Law, including but not limited to RESPA.

         2.5 Mortgage, Insurance. Subservicer shall keep all records, provide all notices and undertake all other actions which may be required to preserve and enforce all rights of Servicer under any private mortgage insurance applicable to the Mortgage Loans in accordance with Agency Requirements and the applicable policy of private mortgage insurance.

         2.6 Delinquencies, Bankruptcy and Foreclosure. Subservicer shall handle all Mortgage Loan delinquencies and bankruptcies and conduct all Mortgage Loan foreclosures in strict accordance with Agency Requirements, the Loan Documents, Applicable Law and Accepted Practices so as to minimize the exposure and losses of Servicer and/or the Investor





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on such Mortgage Loans.  Subservicer's foreclosure responsibilities include timely mailing and recording of all required notices, procuring all necessary foreclosure guarantees, compliance with all Agency Requirements, including specifically, but not limited to, those related to loss mitigation and collection including referral to counselling; conducting the foreclosure sale and undertaking all necessary eviction proceedings to vacate the Mortgaged Property subject to the foreclosure and filing all appropriate claims with the applicable insurer or guarantor in a timely manner. Servicer shall grant to Subservicer limited corporate authority to allow Subservicer to execute satisfactions and bankruptcy and foreclosure documentation on Servicer's behalf.

         2.7 REO's. At the option of Servicer and at Servicer's expense, Subservicer shall be responsible for the administration and maintenance of the Mortgaged Property following any foreclosure sale to the extent required by Agency Requirements; provided however that Subservicer shall pay, without reimbursement from Servicer, the first $1,000 of REO expense on REOs located outside of New York and the first $1,500 of REO expense on REOs located inside New York, for any REO which related to a Mortgage Loan for which a fee would have been due to Servicer as purchaser under the provisions of Section 7.24 of the Sale Agreement but for the fact that such Mortgage Loan did not transfer. All funds shall be held and remitted in accordance with Agency Requirements.
In the event that the Agency or Servicer should require Subservicer to market the REO, Servicer agrees to pay Subservicer a fee for marketing the REO in an amount equal to one thousand five hundred dollars ($1,500) per REO or one percent (1%) of the REO sale price, whichever is greater. REO expense shall be reimbursed to Subservicer monthly, upon receipt of an invoice prepared by Subservicer.

         2.8 Assumption and Other Modifications. Subservicer shall have full responsibility for processing applications for and documenting all assumptions and other modifications of the Mortgage Loans in accordance with Agency Requirements, Applicable Law and the Loan Documents.

         2.9 Annual Statements. Subservicer shall annually prepare for each Borrower, without charge, written statements for each calendar year in compliance with the Internal Revenue Code of 1986, as amended, and any other Applicable Law.

         2.10 Payoffs. Subservicer shall process all Mortgage Loan Payoffs and Loan Document satisfactions/reconveyances in compliance with Agency Requirements and Applicable Law. Subservicer shall not act or fail to act in any manner which may result in imposition of any penalty for late satisfaction/reconveyance of a Mortgage Loan. Servicer shall reimburse Subservicer for recording fees imposed for the recording of satisfactions/reconveyances required by applicable law to be recorded by the lender, and which cannot, under applicable law, be imposed upon the Borrower.

         2.11 Reclassification of Delinquent Mortgage Loans: In the event that the Agency, or the Servicer, requires the Subservicer to reclassify a delinquent Mortgage Loan from a





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pool into the Servicer's actual portfolio, Subservicer shall: (i) at the direction of the Servicer and/or the Agency, effect any required repurchase;
(ii) if not already established, establish a new investor number on its system;
(iii) open the appropriate escrow and custodial accounts; and (iv) report the Mortgage Loan under the Servicer's actual portfolio. Subservicer and Servicer shall perform all duties in connection with such reclassified Mortgage Loans as defined in this Agreement.

         2.12 Notice of Relief Requested Pursuant to the Soldiers and Sailors Relief Act of 1940 or Similar Laws. Throughout the term of this Agreement, Subservicer shall notify Servicer of any notification received from any Borrower or other party with respect to any Mortgage Loan of a request for relief pursuant to or invoking any of the provisions of the Soldiers and Sailors Civil Relief Act of 1940 or similar state or federal law suspending payments of amounts due under the Note or the commencement of foreclosure proceedings.


3.       DEPOSIT AND REMITTANCE OF FUNDS

         3.1 Custodial Account. All funds applicable to the payment of principal and interest on Mortgage Loans shall be held in trust for the Investors in accordance with Agency Requirements and Applicable Law. Such funds shall be deposited, no later than the next Business Day following receipt, in a Custodial Account at an FDIC insured depository institution meeting Agency Requirements. The Custodial Account shall be held in an institution designated by Servicer, established in the name of Servicer and titled as mutually agreed by the parties for the benefit of Servicer and the Agency, as their interests appear. Servicer shall permit Subservicer to have access to such Custodial Account to make deposits and disbursements in accordance with the terms of this Agreement and Agency Requirements. Subservicer shall provide all statements and reports relative to the Custodial Account in accordance with Agency Requirements. Servicer shall be entitled to all interest earned on said Custodial Accounts.

         3.2 Remittance of Custodial Funds. Subservicer shall remit all payments applicable to principal and interest, including without limitation prepayments of principal, less the servicing fee calculated and deducted pursuant to Section 3.5 of this Agreement, in accordance with Agency Requirements and shall make all principal and interest advances to the Agency pursuant to Agency Requirements.

         3.3 Escrow Accounts. Deposits and withdrawals from the Escrow Accounts shall be in accordance with Section 2.4.

         3.4 Reimbursement of Subservicer. Servicer will reimburse Subservicer for Advances and Shortfall Interest within one (1) Business Day of its receipt, on a Business Day, from Subservicer of a billing along with supporting documentation and a reconciliation of the prior amount paid and the current amount due. Servicer shall reimburse Subservicer on a monthly basis for any interest on escrow funds paid in the preceding month, within one





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(1) Business Day of its receipt, on a Business Day, of an invoice substantiating such payments made. Servicer shall reimburse Subservicer for funds required in connection with repurchase and reclassification of a Mortgage Loan in accordance with Section 2.11, within one (1) Business Day of Servicer's receipt, on a Business Day, of an invoice substantiating such payments made. Servicer will wire the FNMA and GNMA guarantee fees to Subservicer within one
(1) Business Day following its receipt, on a Business Day, of billing for the guarantee fees which will include the FNMA draft report. All requests for Advances or reimbursement hereunder shall be accompanied by a certification from an Assistant Vice President or high ranking or Servicer approved officer of Subservicer certifying that all such sums for which reimbursement of an advance is requested has or will be paid to the proper parties in accordance with Agency Requirements and Applicable Law and that all deposits and disbursements required to be made on or prior to the date of said certification have been made in accordance with Agency Requirements and Applicable Law. In the event of an improper payment to Subservicer, Subservicer shall make any appropriate payment back to Servicer within one (1) Business Day of its receipt, on a Business Day, of a demand for such payment together with supporting documentation.

         3.5 Remittance to Servicer: Subservicer shall deduct monthly from each monthly payment received from a Borrower, an amount equal to one-twelfth of the annual servicing fee payable to Servicer pursuant to Agency Requirements. On or before the 10th Business Day of each month, Subservicer shall remit to Servicer the servicing fees pertaining to FNMA and GNMA servicing, net of the Subservicing Fee described in Section 4. On or before the 25th day of each month (or the next Business Day if the 25th day is not a Business Day), Subservicer shall remit to Servicer the servicing fees pertaining to FHLMC servicing, net of the Subservicing Fee described in Section
4. Along with such remittances, Subservicer shall provide a report, reasonably acceptable to Servicer, substantiating the amount remitted. All funds remitted under this section shall be sent by wire transfer of immediately available federal funds to the following account:

                                    Banc One
                                 Columbus, Ohio
                               ABA No. 044000037
                          Credit Account No. 980116070
                   For:  Chase Manhattan Mortgage Corporation
                        Attention:  Ed Reik 614-842-7210

         3.6     Ownership of Escrow Accounts and Custodial Accounts:
Subservicer acknowledges that the Escrow Accounts, Custodial Accounts and any collections it receives on the Mortgage Loans during the term of this Agreement (except for Ancillary Fees) are for the account of Servicer, the Borrowers or the Agency, as their interests may appear.


4.       COMPENSATION





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         Subservicer shall receive as compensation, with respect to each
Mortgage Loan serviced by it hereunder, the Subservicing Fee. Subservicer will also retain Ancillary Fees.


5.       CUSTODY OF LOAN DOCUMENTS, BOOKS, RECORDS
         AND REPORTS

         5.1 Documents, Books, Records. Subservicer shall either retain copies of all original Loan Documents required in connection with its subservicing obligations and delivered to Servicer or its designee pursuant to the Sale Agreement, or incur any expense in connection with obtaining such copies after delivery to Servicer or its designee. All Loan Documents shall be held and delivered by Subservicer to Servicer pursuant to the terms of the Sale Agreement. Subservicer acknowledges that Servicer alone owns the documents and records related to the Mortgage Loans and the Servicing, subject to the rights of the Agency, notwithstanding that the documents and/or the records may remain in the possession of Subservicer during the term hereof to facilitate the performance of subservicing activities described herein. Servicer shall instruct its custodian that certain authorized representatives of Subservicer may obtain release of Loan Documents, in accordance with Agency Requirements, directly from the custodian. Servicer shall reimburse Subservicer for the expense of obtaining any original document from a custodian in situations where the original is reasonably required (i.e. lien release or default proceedings when required by applicable law). Subservicer shall promptly provide the Servicer, on reasonable request, on a loan by loan basis, copies of all correspondence, reports, statements and other items regarding any Mortgage Loan. Subservicer shall maintain records with respect to each Mortgage Loan in accordance with Agency Requirements and Applicable Law, which shall include, without limitation the application of payments as received from the Borrower and all sums paid into and disbursed from any Escrow Account. Subservicer shall also place copies of all relevant documentation received or sent by Subservicer (**except on-line letters for which records are kept on the system**) during the term of this Agreement with regard to the Mortgage Loans in the Servicing File, as defined in the Sale Agreement, or in a separate foreclosure file, all of which will be delivered to Purchaser on the Transfer Date, as defined in the Sale Agreement.

         Servicer shall have the right at reasonable times and upon forty-eight
(48) hours written notice, to inspect all books, records and practices of Subservicer which relate to the Mortgage Loans serviced under this Agreement.

         5.2 Reports. On or before the 5th Business Day of each month through the month following termination of this Agreement, Subservicer shall forward to Servicer, Attn: Servicing Portfolio Management, 200 Old Wilson Bridge Road, Worthington, Ohio 43085, a copy of the month end delinquency report and loss mitigation report for the Mortgage Loans reflecting the current status for each Mortgage Loan including bankruptcy, foreclosure and collection status, and the month end delinquency report for all Agency Mortgage Loans subserviced by Subservicer for the preceding month. Upon reasonable request, Subservicer





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will provide Servicer with evidence substantiating its compliance with Agency
Requirements including but not limited to those regarding Borrower counselling and bankruptcy and foreclosure monitoring requirements. On or before the 25th day (or the next Business Day if the 25th day is not a Business Day) of each month (unless an earlier date is required by Servicer to allow for combining of reports of Servicer and its other affiliates as required by GNMA, which date will be subsequently identified), through the month following termination of this Agreement, Subservicer shall provide Servicer, to Attn: Servicing Portfolio Management, Chase Manhattan Mortgage Corporation, 200 Old Wilson Bridge Road, Worthington, Ohio 43085, with copies of all required standard FNMA, FHLMC and GNMA month end cut-off reports and applicable copies of standard pool and loan level accounting and reconciliation reports, all relating to the preceding month. Subservicer shall, at Servicer's expense which expense shall not exceed fifty dollars ($50.00) per month, monthly, within five (5) Business Days of month end, provide to Servicer a servicing data tape in form approved by Servicer (a copy of such form is attached hereto as Exhibit C), for Servicer's use in valuation of the Servicing.

         Subservicer shall, upon reasonable request of Servicer, provide such other information or reports not previously agreed to in this Agreement as may be requested by Servicer. Such requests shall be reimbursed by Servicer in an amount previously approved by Servicer.


6.       REPRESENTATIONS, WARRANTIES, AND COVENANTS

         6.1     Subservicer's Representations, Warranties and Covenants.

         A. As an inducement to Servicer to enter into this Agreement, Seller represents and warrants that the following are true as of the execution of this Agreement and further represents and warrants that the following will continue to be true through and including the final Transfer Date, unless another date is specified:

                          (1)              Due Incorporation and Good Standing.
                 Subservicer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction during the time of its activities with respect to the Mortgage Loans. Subservicer is properly licensed, qualified and in good standing to transact business in all appropriate jurisdictions and to conduct all activities performed with respect to subservicing of the Mortgage Loans.

                          (2) Authority and Capacity. Subservicer has all requisite corporate power, authority and capacity to enter into this Agreement and to perform the obligations required of it hereunder. This Agreement constitutes a valid and legally binding agreement of Subservicer enforceable in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency and similar laws and equitable principles affecting the enforceability of the rights of creditors generally.





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                          (3)              Effective Agreement.  The execution,
                 delivery and performance of this Agreement by Subservicer, its compliance with the terms hereof and consummation of the transactions contemplated hereby will not violate, conflict with, result in a breach of, constitute a default under, be prohibited by or require any additional approval under its charter, bylaws, or any instrument or agreement to which it is a party or by which it is bound or which affects the Mortgage Loans, including but not limited to the servicing agreements related to the Mortgage Loans, or any state or federal law, rule, or regulation or any judicial or administrative decree, order, ruling or regulation applicable to it or to the servicing of the Mortgage Loans.

                          (4) Compliance with Contracts and Regulations. Subservicer has complied with all material obligations under all contracts to which it is or was a party, and with all applicable federal, state and local laws and regulations with respect to and which affect the servicing of the Mortgage Loans. The laws and regulations which Subservicer has complied with include but are not limited to all applicable Agency Requirements. Subservicer has done, and will do, no act or thing which will materially adversely affect the servicing of the Mortgage Loans or the Mortgage Loans.

                          (5)              Related Escrow Account Maintenance.
                 All related escrow accounts are being maintained in accordance with applicable law and Agency Requirements, and in accordance with the Servicing Agreements and the terms of the Mortgages related thereto. Except as to payments which are past due under the Notes, all escrow balances required by the Mortgages and paid to Subservicer for the account of the Borrowers and Subservicer are on deposit in the appropriate escrow/impound accounts. All funds received by the Subservicer in connection with the Mortgage Loans, including, without limitation, foreclosure proceeds, hazard insurance proceeds, condemnation proceeds and principal reductions, have promptly been deposited in the appropriate account, and all such funds have been applied to reduce the principal balance of the Mortgage Loans in question, or for reimbursement or repairs to the Mortgaged Property or as otherwise required by applicable law and the Agency Requirements. There are no pledged accounts in lieu of escrow deposits.

                          (6)              Litigation; Compliance with Laws.
                 There is and shall be no litigation, proceeding or governmental investigation existing or pending or to the knowledge of Subservicer threatened, or any order, injunction, decree or settlement agreement outstanding against or relating to Subservicer or the servicing of the Mortgage Loans or the Mortgage Loans, which may have a material adverse effect upon the business, operations, assets or financial condition of Subservicer or which may impair the ability of Subservicer to perform its obligations under this Agreement, nor does Subservicer know of





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                 any basis for any such litigation, proceeding or governmental investigation. Subservicer has not violated and will not violate any applicable law, regulation, ordinance, order, injunction, decree or settlement agreement, nor any other requirement of any governmental body or court, which may materially affect any of the Mortgage Loans or the servicing of the Mortgage Loans. For purposes of this Section 4.6, "litigation" shall include a suit for damages alone and shall not require that a specific performance remedy or injunction impacting the transfer of the servicing be pending.

                          (7) Ability to Perform. Subservicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

                          (8) Statements Made. As of the date of execution of this Agreement, no representation, warranty or written statement made by Subservicer, in connection with this Agreement, or any exhibit, schedule, data tape, statement or certificate furnished to Servicer by Subservicer, in connection with the transactions contemplated hereby by Subservicer contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

                          (9) Insolvency. Subservicer has not (i) admitted in writing its inability to pay its debts generally as they become due, (ii) filed a petition to take advantage of any applicable insolvency or reorganization statute, (iii) made an assignment for the benefit of its creditors or (iv) voluntarily suspended payment of any of its obligations.

                          (10) Agency Requirements. Subservicer has performed all material obligations to be performed under Agency Requirements, and no event has occurred and is continuing which, but for the passage of time or the giving of notice or both, would constitute an event of default thereunder. Subservicer is an approved seller/servicer/issuer in good standing with FNMA, FHLMC and GNMA.

                          (11) Audits. Subservicer has not, been the subject of allegations of material failure to comply with applicable servicing or claims procedures, in its most recent Agency or PMI policy provider audits (if any).

                          (12)             Compliance with Insurance Contracts.
                 Subservicer has complied with all material obligations under all applicable insurance contracts, including hazard, flood and private mortgage insurance contracts, with respect to, and which affect any of the servicing of the Mortgage Loans. Subservicer has not taken any action or failed to take any action which might cause the cancellation of or otherwise affect any of the insurance contracts.

                          (13)             Accuracy of Servicing Information.
                 The information provided by Subservicer to Servicer pursuant to this Agreement is true and correct, in all material respects.

                          (14)             Errors and Omissions Policy.
                 Subservicer has in full force and effect an adequate errors and omissions policy or policies satisfying all Agency Requirements with respect to its servicing operations and a standard mortgage bankers blanket bond.

                          (15)             Financial Condition of
                 Subservicer/Regulatory Approval. Subservicer is not in receivership, conservatorship or bankruptcy. Subservicer is not operating pursuant to any restrictive operating agreement or order mandated by the OTS, the FDIC or any federal or state regulatory body.

         B. Subservicer covenants that it shall subservice the loans hereunder in accordance with the terms of this Agreement. Subservicer shall notify Servicer of all employees currently under employment agreements with Subservicer or who are entitled to receive any additional compensation conditioned on
                 continued employment through a designated future date.   In
                 addition, Subservicer shall provide Servicer advance (i.e. with reasonable time to comment) notification of the granting of any employment agreement or additional compensation conditioned on continued employment through a designated future date. Subservicer further covenants that during the period of time that Subservicer is performing its services hereunder, it will not make any of the following significant changes in its operations, without the prior written consent of the Servicer, which consent shall not be unreasonably withheld:

                          Any servicing system change to a system which is not generally accepted in the industry as customary and competent of handling large loan volume.

                          Any system conversion occurring during the time period less than five (5) months prior to any Transfer Date.

                          Operational changes in lockbox operations, loan numbers, force placed insurance carriers, or which are associated with any change in a significant vendor (vendors whose services earn fees in excess of $500,000 per year).

                          Operational changes which require a waiver of an Agency.

                          The outsourcing of any servicing obligation done by Subservicer internally as of December 31, 1996.

                          A change in the ownership structure of Subservicer.

                 In addition, Subservicer shall timely notify Servicer of any operational changes which must be made by Subservicer at the request of any Agency.

         C. Subservicer covenants that as of the date indicated below, it will provide evidence to Servicer of the following:

                 (1) That as of June 1, 1997, Subservicer will have in place a disaster recovery plan which will operate in accordance with Agency Requirements.

                 (2) That as of June 1, 1997, Subservicer's escrow analysis department will have procedures in place to adequately report on the placement and removal of stop analysis flags on Mortgage Loans.

                 (3) That by the Transfer Date, as defined in the Sale Agreement, Subservicer will have ensured that the integrity of the Mortgage Loan data on its servicing system is acceptable under Agency Requirements.

                 (4) That as of June 1, 1997, Subservicer's customer service department will be adequately staffed to meet the following customer service performance parameters:

                              Phone call blockage cannot exceed 10%.
                              A phone call abandonment rate of less than 6%. An eighty percent (80%) probability that a phone call will be answered within ninety (90) seconds.
                              Phones must be available for Borrowers between 8:15 a.m. and 8 p.m. eastern time.

                 (5) That as of June 1, 1997, Subservicer will have in place an active procedure to ensure that complaints of a discriminatory basis, or which have been made to regulators or to the Agencies and forwarded to Subservicer, are dealt with at a senior officer level.

                 (6) That as of June 1, 1997, Subservicer's bankruptcy department will be performing escrow analyses, in accordance with Agency Requirements, on Mortgage Loans for which the Borrower has filed for protection under the Bankruptcy Code.

                 (7) That as of June 1, 1997, Subservicer will have in place a proactive loss mitigation function which complies with Agency Requirements.

                 (8) That by March 1, 1997, Subservicer's Assumptions Department will be reporting its mortgage record change notices to the FHA by electronic transmission, as required by HUD, and not by tape, unless such date is extended by HUD. Additionally, by June 1, 1997, Subservicer's Assumptions Department will have procedures in place to ensure compliance with Applicable Laws, including but not limited to such reporting as is required under the Home Mortgage Disclosure Act (HMDA) and such early disclosures as are required by the Real Estate Settlement Procedures Act and the Truth in Lending Act.

                 (9) That by June 1, 1997, Subservicer will have performed a full audit of the adjustable rate Mortgage Loans which Subservicer acquired as part of its acquisition from Empire.

                 (10) That by June 1, 1997, Subservicer will have procedures in place to (i) properly report to HUD the total payment amount on the HUD 300 for Mortgage Loans with Escrow Account shortage spreads and (ii) ensure that unapplied HUD 235 subsidies are being reconciled timely each month to the HUD billings and to the loan level detail.


         6.2     Servicer's Representations, Warranties and Covenants

         A. Servicer hereby makes, as if fully restated herein, the representations and warranties of Purchaser set forth in
                 Article VI of the Sale Agreement, which are hereby incorporated herein by this reference, as if they were fully restated.

         B. Servicer covenants that it will perform its duties hereunder in accordance with the terms of this Agreement.

         C. Servicer shall inform Subservicer in writing of any action that Servicer contracts for which requires any action on the part of Subservicer, and Servicer shall hold Subservicer harmless from and against any acts or omissions of Subservicer resulting from Servicer's failure to give such notice.


7.       TERMINATION

         This Agreement shall terminate (i) on each of Transfer Dates set forth in the Sale Agreement with respect to the Mortgage Loans transferred on each such Transfer Date, or (ii) by mutual consent of Servicer and Subservicer, in writing. Irrespective of what is contained in the prior sentence relating to termination, Servicer retains the option to extend the term of this Agreement, for all or part of the Servicing, for interim periods of no less than one hundred fifty (150) days, for up to another two (2) years (e.g., up to February 28, 2000) at the same Subservicing Fee and in accordance with the terms of this Agreement. This Agreement may be terminated by Servicer at an earlier time for cause, upon sixty (60) days written notice, if one or more of the following events of default by Subservicer shall occur and be continuing:

         (a) any failure by Subservicer to remit to the Agency and/or Servicer any material (individually or in the aggregate) payment required to be made by Subservicer under the terms of this Agreement or Agency Requirements which continues unremedied for a period of one (1) Business Day after the earlier of: (i) discovery by Subservicer of such non-payment; or (ii) the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to Subservicer by Servicer or the Agency,

         (b) failure on the part of Subservicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of Subservicer set forth in this Agreement which continue unremedied for a period of thirty (30) days, or (with notice to Subservicer) such shorter cure period as may be permitted by the Agency after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Subservicer by Servicer or the Agency;

         (c) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against Subservicer and such decree or order shall have remained in force undischarged or unstated for a period of thirty (30) days;

         (d) Subservicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Subservicer or relating to all or substantially all of its property;

         (e) Subservicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

         (f) Subservicer shall cease to be eligible to sell mortgage loans to or service mortgage loans for the Agency;

then, and in each and every such case, so long as an event of default shall not have been remedied, Servicer by notice in writing to Subservicer may, in addition to whatever rights Servicer may have at law or in equity, to damages, including injunctive relief and specific performance, terminate all the rights and obligations of Subservicer without incurring any penalty or fee of any kind whatsoever in connection therewith. On or after the receipt by Subservicer of such written notice, all authority and power of Subservicer under this Agreement shall cease. Upon such termination, Subservicer shall promptly prepare, execute and deliver any and all documents and other instruments, all Servicing Files (as defined in the Sale Agreement), and do or accomplish all other acts or things, all in accordance with the servicing transfer instructions (as set forth in the Sale Agreement or as otherwise provided by Servicer), Agency Requirements and Applicable Law, necessary or appropriate to effect the purposes of such notice of termination at Subservicer's sole cost. Subservicer agrees to cooperate with Servicer in effecting the termination of Subservicer's responsibilities and rights hereunder, including, without limitation the transfer to Servicer or its designee, in accordance with the terms of the servicing transfer instructions (as set forth in the Sale Agreement or as otherwise provided by Servicer), the Sale Agreement and Agency Requirements, for administration by it of all Subservicing Accounts which are at the time maintained by Subservicer relative to the Mortgage Loans.

         In the event this Agreement is terminated by Servicer for cause due to an event of default by Subservicer, then Subservicer shall reimburse Servicer for any losses, damages and reasonable out-of-pocket expenses that Servicer suffers as a result of termination prior to the Transfer Date which losses shall include, but not be limited to the following: (i) all costs incurred in transferring the Servicing to Servicer or its designee (including cost of transferring electronic data or transferring onto a different technological platform); (ii) any reasonable (given the circumstances that exist at the time) increase in amount over and above the Subservicing Fee which Servicer is required to pay to a third party subservicer to subservice the Mortgage Loans prior to the Transfer Date; (iii) any penalties which may be assessed by any party; and (iv) reasonable attorney fees and costs.

8.       INDEMNITY; BONDING

         8.1 Indemnification of Servicer. Subservicer agrees to indemnify and hold Servicer harmless from and against any and all claims, losses, damages and reasonable out-of-pocket expenses arising out of or in any way related to breach of any representation, warranty or covenant set forth in this Agreement.

         8.2 Indemnification of Subservicer. Servicer agrees to indemnify and hold Subservicer harmless from any and all claims, losses, damages and reasonable out-of-pocket expenses arising out of or in any way related to breach of any representation, warranty or covenant set forth in this Agreement or any actions of Subservicer taken in compliance with written instruction from Servicer.

         8.3     Survival.   The indemnifications set forth in Sections 8.1 and
8.2 of this Agreement shall survive termination of this Agreement for a period of ten (10) years from the Sale Date (the "Survival Period"). Servicer may recover under this Section, provided that written notice of a claim shall have been given prior to the expiration of the Survival Period. Notwithstanding anything to the contrary in this Section 8.3, in the event that, prior to the expiration of the Survival Period, written notice of a claim for indemnification is given, and either the loss which is indemnifiable has not yet been incurred or litigation in connection with the claim for indemnification has not yet commenced, such claim shall survive beyond the Survival Period only if the threat of litigation arose within six (6) months prior to the expiration of the Survival Period (which threat is evidenced by written correspondence from an attorney) and litigation commences within six (6) months after expiration of the Survival Period.

         8.4 Insurance. Subservicer shall maintain such insurance as may be required to maintain its status as an Agency approved Seller/Servicer. Subservicer shall maintain at Subservicer's expense and keep in effect throughout the term hereof for itself, and for Servicer as co-insured or loss payee, in accordance with Applicable Law and Agency Requirements, fidelity, theft and forgery bond coverage and errors and omissions insurance in amounts and with carriers satisfactory to the Agencies. Subservicer shall provide Servicer, upon written request, with evidence satisfactory to Servicer of its compliance with the requirements of this Subsection. In addition, Subservicer shall provide Servicer, or any person authorized by Servicer, full and complete access during reasonable business hours to copies of then-current policies of insurance required hereunder, given advance written notice of five (5) Business Days from Servicer to Subservicer. All such policies shall provide that they may not be canceled by the carrier without thirty (30) days' prior written notice to Servicer.

9.       MISCELLANEOUS

         9.1 No Joint Venture. Nothing herein shall be deemed or construed to create a co-partnership or joint venture between the parties hereto, and the services of Subservicer shall be rendered as an independent contractor.

         9.2 Waiver. No delay, failure or discontinuance of either party in exercising any right, power or remedy under this Agreement, shall affect or operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by either party of any breach or default under this Agreement must be in writing and shall be effective only to the extent set forth in such writing.

         9.3 Successors; Assignment. Subservicer does not have the right to sell, assign, delegate or otherwise transfer its rights or obligations under this Agreement to a third party without obtaining the prior written consent of Servicer. Servicer reserves the right in its reasonable discretion to approve the new subservicer. In determining the acceptability of the new subservicer, Servicer may consider such subservicer's reputation in the industry, financial status, approval status with the Agencies, as well as with private investors and regulators, status as a competitor to Servicer, and ability to service non-standard mortgage products. Subject to the restrictions on assignment set forth in this Agreement and the Sale Agreement, this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties. Any assignment shall not release Subservicer from liability hereunder for acts or omissions of Subservicer prior to such assignment. Any assignee shall assume all of Subservicer's obligations hereunder, as well as assume the performance of all functions related to the transfer of the Servicing on the Transfer Date, as set forth in Exhibit D and Exhibit E. Additionally, any assignee shall, as of the date of assignment, make all of those representations and warranties required of Subservicer hereunder in reference to this Agreement.

         Should Servicer choose to resell portions of the Servicing portfolio due to no fault of the Subservicer, Subservicer shall reasonably cooperate with Servicer and its assignee or designee to affect due diligence and transfer. In such event, Subservicer shall not be responsible for any out-of-pocket expenses related to such sale that it would not have otherwise incurred in connection with transferring the Mortgage Loans to Servicer. In no event, other than Subservicer Default or as mutually agreed by the parties, shall the Mortgage Loans be transferred before the Transfer Dates set forth in the Sale Agreement. The transfer dates associated with any such transfer shall be agreed upon in accordance with the terms of this Agreement and the Sale Agreement.


         9.4 Entire Agreement; Amendment. This Agreement and the Sale Agreement and Exhibits and Schedules thereto constitute the entire agreement between Subservicer and Servicer with regard to subservicing the Mortgage Loans and supersedes all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof and may be amended or modified only by a written instrument executed by each party hereto.

         9.5 Notices. All notices, requests and demands given to or made upon any party hereto must be in accordance with Section 11.11 of the Sale Agreement.

         9.6 Time. Time is of the essence of each and every provision of this Agreement.

         9.7 Severability of Provisions. If any provision of this Agreement shall be prohibited by or deemed invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

         9.8 Ohio Law Applicable. This Agreement shall be governed by and construed in accordance with the law of the State of Ohio.

         9.9 Solicitation of Mortgages. Neither Subservicer nor any affiliate or agent of Subservicer shall, during the remaining term of any of the Mortgage Loans, take any action to personally, by telephone, by mail or otherwise, directly or indirectly, solicit the prepayment or modification of the Mortgage Loans, in whole or in part, or offer any Borrower any other mortgage or non-mortgage related products. Notwithstanding the foregoing, it is understood and agreed that promotions which are directed to the general public, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, shall not constitute solicitations under this paragraph.

         9.10 Cooperation. To the extent reasonably possible, the parties hereto shall cooperate with and assist each other, as requested, in carrying out the other's covenants, agreements, duties and responsibilities under this Agreement and in connection herewith shall execute and deliver all such documents and instruments as shall be necessary and appropriate in the furtherance thereof.

         9.11 Confidentiality of Information. Except as otherwise required by law, Subservicer and Servicer and their affiliates shall, and shall cause their respective directors, officers, employees and authorized representatives to, hold in strict confidence and not use or disclose to anyone without the prior written consent of the other party all information concerning customers or proprietary business procedures, servicing fees or prices, policies or plans of the other party or any of its affiliates received by them from the other party in connection with the transactions contemplated hereby.

         9.12 Supplementary Information. From time to time, upon reasonable notice, prior to and after the Transfer Date, Subservicer shall furnish Servicer such incidental information, which is reasonably available to Subservicer, supplementary to the information contained in the documents and schedules delivered pursuant hereto, as Purchaser may reasonably request within ten (10) years of the Sale Date. Any request for information under this Section which is in reference to information which was not required to have been provided under the terms of this Agreement shall be fulfilled at the reasonable expense of Purchaser.

         9.13 Set-off. Servicer agrees that Subservicer may, at its option, deduct from any payment due Servicer under the terms of this Agreement, any monies due to Subservicer under the terms of this Agreement and based upon Servicer's failure to make payment to Subservicer as required under the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written.


                                              SERVICER:

                                              CHEMICAL MORTGAGE COMPANY

ATTEST:

                                              BY:_____________________________
_________________________                     NAME:___________________________
                                              TITLE:__________________________
                                              DATE:___________________________



                                              SUBSERVICER:

                                              SOURCE ONE MORTGAGE SERVICES
                                              CORPORATION

ATTEST:

                                              BY:_____________________________
_________________________                     NAME:___________________________
                                              TITLE:__________________________
                                              DATE:___________________________

Exhibit A - Mortgage Loan Listing
Exhibit B - Approved Vendors
Exhibit C - Tape Format
Exhibit D - Transfer Obligations
Exhibit E - Transfer Instructions